                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement                / / Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

/x/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              APPLE COMPUTER, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box:

/x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:
        ________________________________________________________________________

    (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:
        ________________________________________________________________________

    (5) Total fee paid:
        ________________________________________________________________________

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a)(2) and identity the filing for which the offsetting fee was paid previously, Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:
        ________________________________________________________________________

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        ________________________________________________________________________

    (4) Dated Filed:
        ________________________________________________________________________

                              APPLE COMPUTER, INC.

                                     (LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 23, 1996

To Holders of Common Stock of
Apple Computer, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Apple Computer, Inc., a California corporation ("Apple" or the "Company"), will be held on Tuesday, January 23, 1996 at 10:00 a.m., local time, at the Town Hall Auditorium in the Company's facilities at 4 Infinite Loop, Cupertino, California 95014, for the following purposes, as more fully described in the accompanying Proxy Statement:

     1. To elect 4 directors to Class II of the Board of Directors.

     2. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

     3. To approve an amendment to the 1990 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 4,200,000 shares.

     4. To ratify the appointment of Ernst & Young LLP as independent auditors of Apple for the 1996 fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     All shareholders are cordially invited to attend the meeting in person. However, to ensure that each shareholder's vote is counted at the meeting, shareholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Shareholders attending the meeting may vote in person even if they have previously returned a proxy card.

     Only shareholders of record as of the close of business on December 12, 1995 are entitled to receive notice of, to attend and to vote at the meeting.

                                          Sincerely,

                                          (sig)

                                          EDWARD B. STEAD
                                          Senior Vice President, General Counsel
                                          and
                                          Secretary

Cupertino, California
December 19, 1995

                              APPLE COMPUTER, INC.
                                1 INFINITE LOOP
                          CUPERTINO, CALIFORNIA 95014

                                PROXY STATEMENT
INTRODUCTION

     The enclosed Proxy is solicited on behalf of the Board of Directors of Apple Computer, Inc., a California corporation ("Apple" or the "Company"), for use at Apple's Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, January 23, 1996 at 10:00 a.m., local time, or at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Town Hall Auditorium in the Company's facilities at 4 Infinite Loop, Cupertino, California 95014.

     The Company's principal executive offices are located at, and the Company's complete mailing address is, 1 Infinite Loop, Cupertino, California 95014, and its telephone number is (408) 996-1010. Georgeson & Company Inc., which is assisting with the mechanics of the return of the proxies, may be contacted at
(212) 440-9800.

     These proxy solicitation materials were mailed on or about December 19, 1995 to all shareholders entitled to vote at the Annual Meeting.

PROCEDURAL MATTERS

     Shareholders of record as of the close of business on December 12, 1995 (the "Record Date") are entitled to notice of, to attend and to vote at the Annual Meeting. There were 123,056,631 shares of Apple's Common Stock, no par value (the "Common Stock"), issued and outstanding on the Record Date. Each share has one vote on all matters. The closing sale price of Apple Common Stock as reported on the Nasdaq National Market on the Record Date was $38.00 per share.

     A shareholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to Apple's Corporate Secretary at the Company's principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

     Apple will bear the cost of this solicitation. Apple has retained the services of Georgeson & Company Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Annual Meeting. The estimated cost of such services is $12,500 plus out-of-pocket expenses. If it becomes necessary to make a second distribution of proxy cards and reminder notices to brokers and nominees of shareholders and/or to shareholders owning 10,000 shares or more, there would be additional charges, which could be significant. In addition, Apple will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telecopy or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

                     INFORMATION ABOUT APPLE COMPUTER, INC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth, as of October 31, 1995 (the "Table Date"), certain information with respect to the beneficial ownership of Apple's Common Stock. Table A contains information concerning (i) each director of the Company;
(ii) the Chief Executive Officer and each of the five other current or former executive officers of the Company named in the Summary Compensation Table below under the heading "INFORMATION REGARDING EXECUTIVE COMPENSATION" (the "Named Officers"); and (iii) all directors and executive officers of the Company as a group, including the three Named Officers who are former executive officers. On the Table Date, 122,932,764 shares of Apple's Common Stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

              TABLE A: DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

                                                                      SHARES OF COMMON STOCK
                                                                        BENEFICIALLY OWNED
                                                                     ------------------------
                                                                     NUMBER OF     PERCENT OF
                                 NAME                                 SHARES         TOTAL
    ---------------------------------------------------------------  ---------     ----------
    Gilbert F. Amelio..............................................        350           *
    James J. Buckley...............................................    136,074(1)        *
    Peter O. Crisp.................................................    287,181(2)        *
    Ian Diery......................................................    138,111(3)        *
    Daniel L. Eilers...............................................     53,000(4)        *
    G. Frederick Forsyth...........................................    162,395(5)        *
    Bernard Goldstein..............................................     28,834(6)        *
    Joseph A. Graziano.............................................    153,525(7)        *
    B. Jurgen Hintz................................................      3,334(8)        *
    Katherine M. Hudson............................................      3,334           *
    Delano E. Lewis................................................        -0-           *
    A. C. Markkula, Jr.............................................  3,600,430        2.93%
    Michael H. Spindler............................................    473,636(9)        *
    All officers and directors as a group (20 persons).............  5,439,609(10)    4.37%

---------------
  *  Less than 1%.
 (1) Includes 129,334 shares subject to outstanding options held by Mr. Buckley that were exercisable at the Table Date or within 60 days of such date.
 (2) Includes (i) 1,150 shares held by Mr. Crisp's wife, as to which shares he disclaims beneficial ownership, and (ii) 17,700 shares held in trust for Mr. Crisp's children, as to which he also disclaims beneficial ownership.
 (3) Resigned as an executive officer effective April 19, 1995. Includes 133,832 shares subject to outstanding options held by Mr. Diery that were exercisable at the Table Date or within 60 days of such date.
 (4) Resigned as an executive officer effective December 1, 1995. Includes 53,000 shares subject to outstanding options held by Mr. Eilers that were exercisable at the Table Date or within 60 days of such date.
 (5) Includes 157,859 shares subject to outstanding options held by Mr. Forsyth that were exercisable at the Table Date or within 60 days of such date.
 (6) Includes 23,334 shares subject to outstanding warrants held by Mr. Goldstein that were exercisable at the Table Date or within 60 days of such date.
 (7) Resigned as an executive officer effective October 31, 1995. Includes 153,525 shares subject to outstanding options held by Mr. Graziano that were exercisable at the Table Date or within 60 days of such date.
 (8) Includes 3,334 shares subject to outstanding warrants held by Mr. Hintz that were exercisable at the Table Date or within 60 days of such date.
 (9) Includes 473,636 shares subject to outstanding options held by Mr. Spindler that were exercisable at the Table Date or within 60 days of such date.
(10) Includes 1,515,948 shares subject to outstanding options or warrants held by 13 executive officers and directors, which options and warrants were exercisable at the Table Date or within 60 days of such date.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5s were required, the Company believes that, during the fiscal year ended September 29, 1995, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements except that, based on information received by the Company, one former executive officer, Mr. Robert Lauridsen, was four months late in reporting transactions with respect to sales of 15,667 shares.

CHANGE IN CONTROL ARRANGEMENTS

     In the event of a "change in control" of Apple, all outstanding options under the Company's 1981 Stock Option Plan, 1986 Employee Incentive Stock Option Plan, 1987 Executive Long Term Stock Option Plan (the "ELTSOP") and 1990 Stock Option Plan (the "1990 Plan") will, unless otherwise determined by the Board of Directors, become exercisable in full, and will be cashed out at an amount equal to the difference between the applicable "change in control price" and the exercise price. Under the 1993 Executive Restricted Stock Plan, unvested shares pursuant to a previously granted award will become fully vested in the event of a "change in control" of Apple. A "change in control" under these plans is defined as the (i) acquisition by any person of 50% or more of the combined voting power of Apple's outstanding securities or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all the assets of Apple or the merger of Apple with or into another corporation. See "PROPOSAL NO. 3 -- APPROVAL OF AMENDMENT TO 1990 STOCK OPTION PLAN".

     In June 1995, the Company entered into a retention agreement with each of the Named Officers and certain other executive officers, providing for certain cash payments in the event of termination of his or her employment following a change in control of the Company. For purposes of these agreements (the "Retention Agreements"), a "change in control" is defined as (i) a reorganization, merger, consolidation or other corporate transaction in which the holders of voting stock of the Company immediately before the corporate transaction will not own more than 50% of the voting shares of the continuing or surviving corporation immediately after such corporate transaction, (ii) the acquisition of 30% or more of the combined voting power of the Company's then outstanding securities, (iii) a change of 50% in the membership of the Board of Directors within a two-year period, unless the election or nomination for election by shareholders of each new director within such period was approved by the vote of at least three-fourths of the directors still in office at the beginning of the period, (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed, or (v) a "change in control" of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, and regulations promulgated thereunder.

     In the event of an Involuntary Termination (as defined in the Retention Agreements) of Michael H. Spindler, the Company's chief executive officer, within three years following a change in control, he would receive a cash payment equal to three times the sum of (i) his annual base salary immediately prior to the date of his termination, or, if greater, the highest annualized base salary in effect during the three-year period ending on the change in control, and (ii) the target annual bonus applicable to him for the year in which the Involuntary Termination occurs or, if greater, the highest target annual bonus applicable to him during the three-year period ending on the change in control ("Target Bonus"). In addition, Mr. Spindler would be eligible to participate in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to him until the third anniversary of his date of termination.

     In the event of an Involuntary Termination of any other executive officer who is a party to a Retention Agreement within two years following a change in control, such executive officer would receive a cash payment equal to the sum of
(i) two times his or her annual base salary immediately prior to the date of his or her termination or, if greater, the highest annualized base salary in effect during the three-year period ending on the change in control and (ii) one times his or her Target Bonus. In addition, the executive officer would be eligible to participate in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to him or her until the second anniversary of his or her date of termination.

     The Retention Agreements further provide that, in the event of an Involuntary Termination of an executive officer on or following a change in control, such executive officer's equity awards granted to him or her under the 1990 Plan, the ELTSOP and any other equity-based incentive plan or arrangement adopted by the Company ("Equity Plans") shall vest and become exercisable. All equity awards also shall vest and become exercisable as of the date of a change in control as defined in the Equity Plans, regardless of whether the executive officer's employment has then terminated. The Retention Agreements also provide for supplemental payments that may become payable if the administrator of the Equity Plans elects to cause in connection with a change in control outstanding equity awards to expire at the end of a thirty-day notice period in the manner contemplated by the Equity Plans, or the executive officer is unable to tender, sell or dispose of short-term awards in the change in control transaction. Subject to certain limits on payments, the Retention Agreements also require a tax gross-up payment to the executive officers to offset any excise tax imposed on the executive officer under Sections 280G and 4999 of the Code in connection with a change in control. Executive officers who are not covered by Retention Agreements may be entitled to enhanced benefits under the Company's Executive Severance Plan, which is discussed below under the heading "ARRANGEMENTS WITH EXECUTIVE OFFICERS" and a copy of which has been filed as an exhibit to the Company's Annual Report on Form 10-K. As of the date of this Proxy Statement, all executive officers of the Company were covered by Retention Agreements and accordingly none would be entitled to enhanced benefits under the Executive Severance Plan.

DIRECTORS

     The name of, principal occupation of, and certain additional information about each of the four nominees and the four current directors with unexpired terms are set forth below.

                                                                           DIRECTOR
        NAME                   POSITION WITH THE COMPANY           AGE      SINCE
---------------------    --------------------------------------    ---     --------
Class II directors nominated for election or re-election at this Annual Meeting to serve a two-year term expiring in 1998
Peter O. Crisp           Director                                  63       1980
Bernard Goldstein        Director                                  65       1991
Delano E. Lewis          Director                                  57       1994
A. C. Markkula, Jr.      Chairman of the Board                     53       1977

                                                                    DIRECTOR
        NAME                POSITION WITH THE COMPANY       AGE      SINCE
---------------------    -------------------------------    ---     --------

     Class I Directors whose two-year term does not expire until the next Annual Meeting*:

Gilbert F. Amelio        Director                           52       1994
B. Jurgen Hintz          Director                           53       1994
Katherine M. Hudson      Director                           48       1994
Michael H. Spindler      President and Chief Executive
                         Officer                            52       1991

     Dr. Gilbert F. Amelio has been the President and Chief Executive Officer of National Semiconductor Corporation, a manufacturer of semiconductors, since 1991. From 1988 to 1991, he served as president of Rockwell Communications System, a subsidiary of Rockwell International. He is currently a director of National Semiconductor Corporation, Pacific Telesis, the Electronics Industry Association and the Semiconductor Industry Association.

---------------

* Joseph A. Graziano, who served as a member of the Board of Directors from 1993 through fiscal year 1995, resigned from the Board effective October 3, 1995. The Board of Directors intends to fill the vacancy created by Mr. Graziano's resignation on an interim basis pursuant to the Bylaws of the Company.

     Peter O. Crisp has been a General Partner of Venrock Associates (a venture capital limited partnership) since 1969. He is also a director of American Superconductor Corporation, Echelon Corporation, Evans & Sutherland Computer Corporation, Long Island Lighting Company, Thermedics, Inc., Thermo Electron Corporation, Thermo Power Corporation, ThermoTrex Corporation and the U.S. Trust Corporation.

     Bernard Goldstein has been a Managing Director of Broadview Associates, L.
P. (an investment banking firm) since 1979. He is also a director of Enterprise Systems, Inc., Franklin Electronic Publishers, Inc., SPSS, Inc., and Sungard Data Systems, Inc.

     B. Jurgen Hintz is a private investor and a director of Inchcape plc, which is engaged in international motor sales and related services. From 1991 to 1995 he served as Chief Executive Officer and as a director of Carnaud Metalbox, S.A., a French holding company with interests in the packaging industry. Prior to 1991, Mr. Hintz was Executive Vice President of the Procter & Gamble Corporation.

     Katherine M. Hudson has been the President and Chief Executive Officer of
W. H. Brady Co., a manufacturer of coated products and industrial identification products, since January 1994. Prior to assuming her position at W. H. Brady Co., she was Vice President and General Manager, Professional Printing & Publishing Imaging, of Eastman Kodak Company.

     Delano E. Lewis has served as President and Chief Executive Officer of the National Public Radio Corporation since January 1994. From 1988 to 1994 he was President of the C&P Telephone Company, a subsidiary of Bell Atlantic. He is currently a director of GEICO Corporation, the Colgate-Palmolive Company, the Chase Manhattan Bank, and BET Holdings.

     A. C. Markkula, Jr. has served as the Chairman of the Board of Apple since October 1993. He is also Chairman of the Board of ACM Aviation, Inc. (a fixed-base operation at San Jose International Airport) and has served in that role since 1980. He has been Vice Chairman of the Board of Echelon Corporation since 1989.

     Michael H. Spindler has served as Chief Executive Officer of Apple since June 1993 and as President since November 1990. He served as Chief Operating Officer of Apple from January 1990 to June 1993. Mr. Spindler currently serves as a director of Bertelsmann AG, a publishing company, as a member of the International Supervisory Board of Daimler-Benz AG, and as a member of the board of trustees of the American Film Institute.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of Apple met a total of seven times during the fiscal year ended September 29, 1995. Apple's Board of Directors has standing executive, audit and finance, director affairs and compensation committees.

     The Executive Committee of the Board of Directors, which was appointed in April 1995, consists of directors Markkula, Amelio and Spindler, with Ms. Hudson serving as an alternate for Dr. Amelio as necessary. This Committee is primarily responsible for acting on behalf of the whole Board with respect to approval of significant transactions in circumstances where approval by the full Board is not necessary or convenient. It held no meetings during the last fiscal year.

     The Audit and Finance Committee of the Board of Directors consists of directors Goldstein, Amelio, Lewis and Markkula, none of whom is an employee of the Company. This Committee, which was appointed in April 1995, is primarily responsible for reviewing the services performed by Apple's independent auditors and internal audit department, evaluating Apple's accounting policies and its system of internal controls, and reviewing significant finance transactions. The Audit and Finance Committee replaces the former Audit Committee, the members of which were directors Markkula, Crisp, Goldstein, Hintz and Hudson. The Audit and Finance Committee met two times during the last fiscal year; the former Audit Committee held no meetings during the last fiscal year.

     The Compensation Committee of the Board of Directors consists of directors Crisp, Hintz and Hudson, none of whom is an employee of the Company. This Committee, which was appointed in April 1995, is primarily responsible for reviewing and recommending compensation to be paid to officers of the Company, and for administering the 1981 Stock Option Plan, 1986 Employee Incentive Stock Option Plan, ELTSOP,

1990 Plan, Employee Stock Purchase Plan and 1993 Executive Restricted Stock Plan. The Compensation Committee as now constituted replaces both the former Compensation Committee, the members of which were directors Crisp, Goldstein, Hintz, Hudson and Markkula, and the former Stock Option Committee, the members of which were directors Markkula, Crisp and Hudson. The Compensation Committee in its present form met five times during the last year; the former Compensation Committee and the former Stock Option Committee each met twice during the last fiscal year. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

     The Director Affairs Committee of the Board of Directors consists of directors Hudson, Crisp, Goldstein and Lewis, none of whom is an employee of the Company. This Committee, which was appointed in April 1995, is primarily responsible for reviewing and recommending qualified candidates for election as directors to the Board of Directors. The Committee periodically reviews the size and makeup of the Board and makes appropriate recommendations to the Board based on perceived need, position description and candidate profile. The Committee will consider nominees recommended by management, shareholders and others. Such recommendations may be delivered in writing to the attention of the Director Affairs Committee in care of the Corporate Secretary at the Company's principal executive offices. The Director Affairs Committee replaces the former Nominating Committee, the members of which were directors Crisp, Goldstein, Hintz, Hudson and Markkula. The Director Affairs Committee and the former Nominating Committee each met once during the last fiscal year.

     During the last fiscal year, no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company are paid a retainer of $7,000 per quarter and a fee of $1,000 per Board meeting attended. No additional fees are paid for committee meetings. The Company also reimburses non-employee directors for travel and other incidental expenses incurred in attending meetings of the Board. In addition, A. C. Markkula, Jr., a director of Apple, received $2,275 in the form of health insurance benefits during fiscal 1995.

     In fiscal year 1991, the Company granted to Bernard Goldstein, a director of Apple, a five-year warrant to acquire up to 20,000 shares of Apple Common Stock at a per share price of $53.75. In fiscal year 1994, the Company granted to each of Bernard Goldstein, B. Jurgen Hintz and Katherine M. Hudson, all directors of Apple, a warrant to acquire up to 10,000 shares of Apple Common Stock at a per share price of $29.00, $29.00 and $22.69, respectively. In fiscal year 1995, the Company granted to each of Gilbert F. Amelio and Delano E. Lewis, both directors of Apple, a warrant to acquire up to 10,000 shares of Apple Common Stock at a per share price of $42.25. Each of these warrants vests over three years, based upon continued service as a director of the Company, and each of them expires 12 months after termination of service as a director or five years after the date of grant, whichever is earlier.

ARRANGEMENTS WITH EXECUTIVE OFFICERS

     Apple has from time to time entered into employment, retention and severance arrangements with certain of its executive officers. The Named Officers with which the Company has such agreements, the dates of the agreements and a summary of the terms of such agreements are set forth in the following paragraphs.

     In April 1991, the Company entered into an agreement with Michael H. Spindler, then President and Chief Operating Officer, providing that, in the event of the termination of Mr. Spindler's employment with the Company for any reason other than termination for cause, the Company would purchase Mr. Spindler's house at a pre-arranged price of $2,850,000 (the "Payment"). The amount of the Payment was determined by appraisal. Mr. Spindler purchased such house in May 1990 for a price of $3,000,000. In the alternative, the Company may, in the event of such termination of employment, elect to act on Mr. Spindler's behalf with respect to any sale or conveyance of the house to any third party. If the Company sells Mr. Spindler's house on his behalf in a transaction in which the proceeds of such sale are less than the Payment, Apple agrees to pay the amount of such shortfall to Mr. Spindler in addition to the sale proceeds. If the Company sells Mr. Spindler's house on his behalf in a transaction in which the proceeds of such sale are greater than the

Payment, the Company agrees to pay to Mr. Spindler, upon the consummation of such sale, the Payment plus an amount equal to the lesser of (i) the excess of the amount of the proceeds of such sale over the amount of the Payment, or (ii) $150,000. Mr. Spindler's agreement also provides that, in the event of the termination of Mr. Spindler's employment for any reason other than for cause, and in accordance with the Company's relocation policy, the Company will pay the reasonable costs of moving Mr. Spindler, his immediate family and his household goods to France.

     In June 1995, the Company entered into the Retention Agreements with the Named Officers and other executive officers, to reinforce and encourage the continued attention and dedication of members of Apple's management in the atmosphere of uncertainty that might arise in the context of a change in control and that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The provisions of the retention agreements are summarized above under the heading "CHANGE IN CONTROL ARRANGEMENTS".

     The Company has in effect an Executive Severance Plan, under which it may designate an executive officer as a participant in the plan if that executive officer is terminated by Apple due to Business Conditions. "Business Conditions" are defined as events or conditions that lead to the elimination or unavailability of jobs, other than pursuant to an Apple Redeployment Plan or Layoff Plan, and not including termination for cause. In general, an executive officer who is designated as a participant in the plan and who is terminated due to Business Conditions will receive a severance payment of between 4 and 12 months of pay, depending upon the length of such executive officer's service with the Company. A participating executive officer will also receive a portion of his or her target bonus for the then current fiscal year, on a prorated basis. In addition, a participating executive officer will receive job placement assistance and up to 12 months of paid medical and dental benefits following the date that he or she ceases to be an employee of the Company. Under a Supplement to the Executive Severance Plan adopted in June 1995, officers who are not covered by a Retention Agreement may become eligible to receive certain enhanced benefits in the event of a change in control of the Company.

     In January 1995, the Company entered into an agreement with James J. Buckley, Senior Vice President and President, Apple Americas, providing for certain payments to be made to him in the event of termination of his employment within two years other than for cause or by reason of a change in control. The payments, which would supplement those provided by the Executive Severance Plan, include reimbursement for certain relocation costs and an amount equal to two months salary.

     In April 1995, the Company entered into an agreement (the "Diery Agreement") with Ian Diery, who resigned his position as Executive Vice President and General Manager, Personal Computer Division, effective April 19, 1995. Under the Diery Agreement, Mr. Diery was designated as a participant in the Executive Severance Plan in August 1995. Pursuant to the Diery Agreement, Mr. Diery's employment with the Company terminated on October 15, 1995 and he received a lump sum severance payment in the gross amount of $887,485, in full satisfaction of the Company's obligations under the Executive Severance Plan and otherwise, from which was deducted the principal and interest outstanding on a loan the Company made to Mr. Diery in 1990 to assist Mr. Diery in the purchase of a personal residence. The original principal amount of the loan to Mr. Diery was $250,000, bearing interest at 8.85% per annum, with interest only due and payable in four annual installments of $22,125 each, with a balloon payment of principal and accrued unpaid interest due on December 1, 1994. Effective November 1, 1993, the interest rate on the loan was adjusted to 5.5%, and the due date for the balloon payment was extended to December 1, 1996. The maximum principal amount of the loan outstanding during fiscal year 1995 was $250,000. Including principal and interest, the amount outstanding on October 15, 1995 and netted against the payments due under the Diery Agreement, was $261,791. The Diery Agreement also includes provisions precluding Mr. Diery from competing with the Company in limited key geographic areas, i.e., California and New York, for a period of six months following October 15, 1995. In addition, pursuant to the Diery Agreement and the terms of the applicable stock option plans, Mr. Diery became entitled to exercise only those stock options that vested by October 15, 1995, and the period for exercise is limited to 90 days following that date.

     See also "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION".

COMPANY STOCK PERFORMANCE

     The following graph shows a five-year comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for Apple, the S&P 500 Composite Index (the "S&P 500") and the S&P Computer Systems Index (the "Industry Index"). The graph assumes $100 was invested in each of the Company's Common Stock, the S&P 500 and the Industry Index on September 28, 1990 (the last trading day of Apple's fiscal year 1990). Data points on the graph are annual. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING SEPTEMBER 28, 1990

      MEASUREMENT PERIOD          APPLE COM-                     S&P COMPUTER
    (FISCAL YEAR COVERED)         PUTER INC.        S&P 500      SYSTEMS INDEX
SEP-90                                  100.00          100.00          100.00
SEP-91                                     173             131             110
SEP-92                                     159             146              91
SEP-93                                      83             165              61
SEP-94                                     121             171              89
SEP-95                                     136             221             128

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee believes that compensation of the Company's executive officers should be based on the general principles that the Company must:

     - motivate executive officers to strive for and achieve outstanding corporate performance in an increasingly competitive marketplace;

     - attract highly-qualified key management personnel; and

     - reward superior performance toward corporate and individual performance objectives with aggressive compensation levels.

     These principles were applied in fiscal year 1995 to decisions concerning executive compensation (including compensation of the Named Officers). In fiscal year 1995, executive officer compensation had two primary elements: cash compensation (divided into a base salary component and a bonus component) and equity-based compensation. These elements are discussed in more detail below. The cash compensation component of executive officers' compensation was determined by the Compensation Committee of the Board. Until April 1995 the equity-based portion was determined by the Stock Option Committee of the Board. In April 1995 the Stock Option Committee was dissolved by the Board and its functions were assumed by the Compensation Committee.

CASH COMPENSATION

     The Company participates in several executive compensation industry surveys to ensure that the total cash compensation provided to senior management remains at a level sufficient to enable the Company to continue to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry.

  Determination of Base Salary

     Executive salaries were frozen during fiscal year 1993 to reflect Apple's business conditions. In July 1994, the salary freeze was lifted and in October 1994, executive base salaries were increased. The October 1994 salary actions were based on industry survey data to ensure that executive officers' base salaries would be at levels competitive with other senior executives within the industry.

  Determination of Bonus Payout Amounts

     For fiscal year 1995, the Board of Directors adopted a performance-based bonus plan, the Senior/ Executive Incentive Bonus Plan (the "1995 Bonus Plan"), in which executive officers were measured on Financial Performance and Individual Performance targets. Major emphasis in the 1995 Bonus Plan was based on Financial Performance Measurements that included Return On Capital Employed, Operating Margin and Units targets. Individual Performance Measurements were based on achieving strategic objectives that were clearly identified and the results were measurable. The 1995 Bonus Plan formula provided the potential for two semiannual payments to be made to the executive officers. The first semiannual payment was based on fiscal year 1995's first half (first and second quarter) Financial Performance results only. The second semiannual payment was based on fiscal year 1995's second half (third and fourth quarter) Financial Performance results and the entire fiscal year's Individual Performance results.

     The purpose of the 1995 Bonus Plan was to focus the efforts of senior management toward predetermined specific goals and objectives that were of critical importance to the success of the Company. Specifically, the 1995 Bonus Plan was intended to:

     - encourage participants to achieve outstanding results toward Company objectives by measuring executive officers on the basis of achievement of targets heavily weighted toward Financial Performance Measurements;

     - strengthen the ability of the Company to attract and retain high caliber, key management personnel; and

     - provide a leveraged compensation program based on performance towards Company objectives, with superior performance resulting in aggressive compensation levels.

     Under the 1995 Bonus Plan, bonus targets for executive officers were set individually, based on the pay level to which a particular officer was assigned. The target bonus established for all participants was based largely on Financial Performance Targets and to a lesser extent on Individual Performance Targets.

     Target payouts (less deductions and withholdings) were set based principally on achievement of Financial Performance goals as well as on meeting Individual Performance targets.

     The first semi-annual payment, which was based on first half fiscal year Financial Performance results only, resulted in all executive officers receiving on average 125.13% of their first half semi-annual bonus target as a bonus payment.

     The second semi-annual payment, based on a second half fiscal year Financial Performance results and the entire fiscal year's Individual Performance results, resulted in all executives receiving on average 72.84% of their second half semi-annual bonus target as a bonus payment.

     The combination of the two semi-annual payments resulted in all executive officers receiving on average 92.70% of their total annual bonus target as a bonus payment.

     Under the 1995 Bonus Plan, no bonuses would have been awarded if there was no corporate operating profit or if there was a corporate operating loss. However, if Apple had reported no operating profit for fiscal year 1995, bonus awards might still have been made on a case-by-case basis upon recommendation of the Chief Executive Officer, with the agreement of the Board of Directors.

EQUITY-BASED COMPENSATION

     Equity-based compensation of executive officers was determined by the Stock Option Committee of the Board until April 1995, and thereafter by the Compensation Committee of the Board, upon consideration of recommendations made by the executive officers' direct managers and, in some cases, reviewed by other management and the Stock Option Committee or Compensation Committee. In fiscal year 1995, executive officers of the Company were eligible to receive grants of stock options under two employee stock option plans: the Executive Long Term Stock Option Plan (ELTSOP) and the 1990 Plan (collectively, the "Plans"). In addition, executive officers were eligible to participate in the Company's Employee Stock Purchase Plan.

     The stated goal of the ELTSOP is to attract and retain, on a long-term basis, key executives of the Company through significant proprietary incentives based on the success of the Company. Executive officers at or above the level of Senior Vice President were eligible to participate in this plan. All options granted under the ELTSOP are intended to be nonstatutory stock options (as opposed to "incentive stock options") within the meaning of the Internal Revenue Code of 1986, as amended. The exercise price of any options granted under the ELTSOP is determined by the plan administrator and must be at least 75% of the fair market value of Apple's Common Stock on the date the option is granted. All options granted under the ELTSOP to date have had exercise prices equal to 100% of the fair market value of the underlying Common Stock on the date of the grant. Generally, options granted under the ELTSOP do not vest or become exercisable until 18 months after the date of grant of the option. Thereafter, options generally vest cumulatively in increasing amounts on an annual basis over a period of seven more years (increasing from 8% in the first year of vesting to 18.2% in the last year of vesting), such that the option is fully vested and exercisable eight and one-half years after the date of grant, subject to earlier termination of the option upon termination of employment, and subject to automatic acceleration of vesting upon death or disability of the optionee or a change in control of Apple. All options granted under the ELTSOP expire ten years from the date of grant, unless previously terminated or unless a shorter term is provided in the option agreement.

     The 1990 Plan is designed to attract and retain high quality personnel for positions of substantial responsibility, to provide additional incentive to employees of the Company, and to promote the success of the

Company's business. Options are granted under the 1990 Plan at an exercise price equal to fair market value of the Company's Common Stock on the business day immediately preceding the date of the grant, and, in general, vest in increments over a period of three years after the date of grant of the option, subject to earlier termination of the option upon termination of employment and subject to automatic acceleration of vesting upon death of the optionee or a change in control of Apple. All options granted under the 1990 Plan expire ten years from the date of grant, unless previously terminated or unless a shorter term is provided in the option agreement.

     In December 1995, upon the recommendation of the Compensation Committee, the Board voted to terminate the ELTSOP and to transfer the remaining shares therein not subject to outstanding grants to the 1990 Plan. The Compensation Committee's recommendation was based on its conclusion that incentive goals would be better served through the more flexible provisions of the 1990 Plan. The foregoing changes with respect to the ELTSOP are subject to shareholder approval, at the January 1996 Annual Meeting of Shareholders, of a management proposal that additional shares of Common Stock be reserved for issuance under the 1990 Plan.

     During fiscal year 1995, recommendations for grants of options to individual executive officers were made based upon a market analysis of grants made to officers at similar levels of responsibility by other companies in the computer and high technology industry that the Company uses generally as comparables to determine compensation levels in the Company, and also in comparison to certain other companies in the software industry. The Stock Option Committee as administrator of the Plans until April 1995, and the Compensation Committee as administrator of the Plans thereafter, determined stock option awards for executive officers of the Company based on a comparison of what officers in comparable positions at competing hardware and software companies receive in terms of the face value of the options at the time of grant, expressed as an annualized award size as a multiple of base salary.

     The Stock Option Committee and the Compensation Committee, during their respective periods of responsibility for administration of the Plans, awarded options to executive officers under the ELTSOP and the 1990 Plan in accordance with the goals of the respective plans, and upon a review of each officer's individual performance goals, achievements, and long-term potential to the Company. During fiscal year 1995, grants were awarded under the ELTSOP to four executive officers, three of whom were Named Officers. In fiscal year 1995, ten executive officers of the Company, four of whom were Named Officers, received option grants under the 1990 Plan.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Compensation for the Company's Chief Executive Officer, Michael H. Spindler, during fiscal year 1995 was determined using the same criteria described above for executive officers generally. For fiscal year 1995, Michael Spindler's base salary and bonus target were increased effective October 1, 1994.

     In July 1995, the Board undertook another comprehensive review of Mr. Spindler's total compensation as compared to the total compensation of other Chief Executive Officers of select competitor companies. On the basis of this competitive review, the Compensation Committee recommended to the entire Board, that Mr. Spindler's base salary and bonus target for fiscal year 1995 be increased again effective April 1, 1995. The Board adopted these recommendations and they were made effective April 1, 1995.

     Mr. Spindler received an option grant of 100,000 shares under the 1990 Plan in fiscal year 1995.

MEMBERS OF THE COMPENSATION COMMITTEE IN FISCAL YEAR 1995 (THROUGH APRIL 1995):

Peter O. Crisp, Chairman     Bernard Goldstein       B. Jurgen Hintz
Katherine M. Hudson          A. C. Markkula, Jr.

 MEMBERS OF THE COMPENSATION COMMITTEE IN FISCAL YEAR 1995 (AFTER APRIL 1995):

Peter O. Crisp, Chairman     B. Jurgen Hintz     Katherine M. Hudson

           MEMBERS OF THE STOCK OPTION COMMITTEE IN FISCAL YEAR 1995:

A. C. Markkula, Jr., Chairman     Peter O. Crisp     Katherine M. Hudson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal year 1995, the members of the Compensation Committee were, until April 1995, Peter O. Crisp, Chairman of the Committee; Bernard Goldstein; B. Jurgen Hintz; Katherine M. Hudson; and A. C. Markkula, Jr. After April 1995, the members of the Compensation Committee were Peter O. Crisp, Chairman; B. Jurgen Hintz; and Katherine M. Hudson. No person who was an employee of the Company in fiscal year 1995 served on the Compensation Committee in fiscal year 1995. Mr. Markkula, currently Chairman of the Board of the Company and a member of the Compensation Committee until April 1995, served as Apple's President and Chief Executive Officer from 1981 to 1983.

     See also "INFORMATION ABOUT APPLE COMPUTER, INC. -- DIRECTOR COMPENSATION".

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

     The following table summarizes compensation information for the last three fiscal years for Michael Spindler, President and Chief Executive Officer, as well as for the five other most highly compensated executive officers of Apple (together, the "Named Officers") based on salary plus bonus for the fiscal year ended September 29, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                  ANNUAL COMPENSATION                           COMPENSATION AWARDS
                                 -----------------------------------------------------     -----------------------------
                                 FISCAL                                 OTHER ANNUAL                        ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR      SALARY($)     BONUS($)     COMPENSATION($)     OPTIONS(#)    COMPENSATION($)
-------------------------------  ------     ---------     --------     ---------------     ---------     ---------------
Michael H. Spindler............   1995       838,854      586,058               --          100,000            4,481(1)
President and Chief Executive     1994       679,220      249,500               --          200,000            5,702(1)
Officer                           1993       693,052      302,240               --               --            3,795(1)
Ian Diery......................   1995       498,372      292,264               --           60,000          637,865(2)
Executive Vice President and      1994       466,120      136,680               --          130,000            5,123(3)
General Manager, Personal         1993       475,616      193,434               --           75,000            4,748(4)
Computer Division*
James J. Buckley...............   1995       341,387      245,061          133,279(5)       225,000            6,218(6)
Senior Vice President and         1994       252,992      239,800          269,829(7)        65,000            4,791(8)
President, Apple Americas           **            --           --               --               --               --
Joseph A. Graziano.............   1995       413,700      250,513               --               --            9,152(9)
Executive Vice President and      1994       408,020      104,230               --               --            6,611(10)
  Chief Financial Officer***      1993       416,268      159,160               --               --            6,684(11)
G. Frederick Forsyth...........   1995       361,380      260,973               --           65,000            8,317(12)
Senior Vice President,            1994       349,887      108,760               --           80,000            4,625(13)
  Worldwide Operations            1993       356,944      148,072               --               --            5,274(14)
Daniel L. Eilers...............   1995       343,480      275,503               --          260,000            6,905(15)
Senior Vice President,            1994       301,216      169,250               --               --            5,167(16)
  Worldwide Marketing and           **            --           --               --               --               --
Customer Solutions****

---------------
   * Resigned as an executive officer effective April 19, 1995.

  ** Messrs. Buckley and Eilers became executive officers of the Company during fiscal year 1994. Disclosure of their compensation for prior years is not required pursuant to SEC rules.

 *** Resigned as an executive officer effective October 31, 1995.

**** Resigned as an executive officer effective December 1, 1995.
 (1) This amount consists of term life insurance premiums paid by the Company.
 (2) Includes $631,177 paid pursuant to a severance agreement with Mr. Diery (see "ARRANGEMENTS WITH EXECUTIVE OFFICERS"), $1,206 for term life insurance premiums paid by the Company and $5,482 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
 (3) Includes $1,316 for term life insurance premiums paid by the Company and $3,807 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
 (4) Includes $1,243 for term life insurance premiums paid by the Company and $3,505 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
 (5) This amount consists of relocation assistance payments including $9,675 of tax payment assistance.
 (6) Includes $670 for term life insurance premiums paid by the Company and $5,548 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
 (7) This amount consists of relocation assistance payments including $82,575 of tax assistance payments.
 (8) Includes $712 for term life insurance premiums paid by the Company and $4,079 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
 (9) Includes $2,611 for term life insurance premiums paid by the Company and $6,541 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
(10) Includes $2,211 for term life insurance premiums paid by the Company and $4,400 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
(11) Includes $2,021 for term life insurance premiums paid by the Company and $4,663 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
(12) Includes $2,227 for term life insurance premiums paid by the Company and $6,090 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
(13) Includes $1,889 for term life insurance premiums paid by the Company and $2,736 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
(14) Includes $1,676 for term life insurance premiums paid by the Company and $3,598 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
(15) Includes $481 for term life insurance premiums paid by the Company and $6,424 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.
(16) Includes $528 for term life insurance premiums paid by the Company and $4,639 in matching contributions made by the Company in accordance with the terms of the Company's 401(k) Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information about option grants to the Named Officers for the fiscal year ended September 29, 1995. All option grants to the Named Officers during fiscal year 1995 were made pursuant to the 1990 Plan, except the grants of options for 200,000 shares, 60,000 shares and 140,000 shares to Messrs. Buckley, Diery and Eilers, respectively, which were made pursuant to the ELTSOP. For a description of the material terms of option grants made under the ELTSOP, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION -- EQUITY-BASED COMPENSATION".

                        SECURITIES UNDERLYING OPTION/SAR
                           GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                       POTENTIAL REALIZABLE
                                           % OF TOTAL                                    VALUE AT ASSUMED
                                          OPTIONS/SAR'S                               ANNUAL RATES OF STOCK
                                           GRANTED TO                                 PRICE APPRECIATION OF
                                          EMPLOYEES IN    EXERCISE OR                     OPTION TERM(1)
                          OPTIONS/SARS       FISCAL       BASE PRICE    EXPIRATION   ------------------------
          NAME             GRANTED(#)        YEAR(2)      ($/SH.)(3)       DATE        5%($)        10%($)
------------------------  -------------   -------------   -----------   ----------   ----------   -----------
Michael H. Spindler.....     100,000           2.35%        $ 43.13        11/2/04   $2,712,108   $ 6,873,014
Ian Diery*..............      60,000           1.41%        $ 42.25        1/24/05   $1,594,248   $ 4,040,137
Joseph A. Graziano**....          --             --              --             --           --            --
James J. Buckley........      25,000           0.59%        $ 40.38        11/7/04   $  634,791   $ 1,608,684
                             200,000           4.71%        $ 38.25        4/27/05   $4,811,044   $12,192,130
Daniel L. Eilers***.....     200,000           4.71%        $ 33.69        10/3/04   $4,237,178   $10,737,840
                              60,000           1.41%        $ 38.25        4/27/05   $1,443,313   $ 3,657,639
G. Frederick Forsyth....      25,000           0.59%        $ 40.38        11/7/04   $  634,791   $ 1,608,684
                              40,000           0.94%        $ 38.25        4/27/05   $  962,209   $ 2,438,426

---------------
  * Resigned as an executive officer effective April 19, 1995.

 ** Resigned as an executive officer effective October 31, 1995.

*** Resigned as an executive officer effective December 1, 1995.

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's Common Stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved.

(2) Based on options to purchase an aggregate of 4,249,337 shares granted to all employees during fiscal year 1995.

(3) All options were granted at an exercise price equal to fair market value based on the closing market value of the Company's Common Stock on the Nasdaq National Market on the business day immediately preceding the date of the grant.

AGGREGATED OPTION EXERCISES AND OPTIONS HELD BY THE NAMED OFFICERS

     The following table provides information about option exercises by the Named Officers in the last fiscal year and options held by each of them at fiscal year end.

                        SECURITIES UNDERLYING AGGREGATED
                    OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                          VALUE OF UNEXERCISED
                                                            NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS                  OPTIONS/SARS
                            SHARES                              AT FY-END(#)                 AT FY-END($)(2)
                         ACQUIRED ON        VALUE        ---------------------------   ---------------------------
         NAME            EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------  ------------   --------------   -----------   -------------   -----------   -------------
Michael H. Spindler....     100,000       $2,088,125       373,635        345,573      $ 2,582,300    $ 2,608,462
Ian Diery*.............      50,000       $  935,000       113,832        384,500      $   179,990    $   735,000
Joseph A. Graziano**...      10,000       $  160,000       124,725        149,719      $   935,438    $ 1,122,892
James J. Buckley.......          --               --       103,500        265,500      $   795,500    $   290,000
Daniel L. Eilers***....      13,000       $  154,375        33,000        260,000      $         0    $   712,500
G. Frederick Forsyth...      20,000       $  340,000       119,525        313,475      $   272,500    $   445,000

---------------
  * Resigned as an executive officer effective April 19, 1995.

 ** Resigned as an executive officer effective October 31, 1995.

*** Resigned as an executive officer effective December 1, 1995.

(1) Market value of underlying securities (based on the fair market value of the Company's Common Stock on the Nasdaq National Market) at the time of exercise, minus the exercise price.

(2) Market value of securities underlying in-the-money options at fiscal 1995 year end (based on $37.25 per share, the closing price of the Company's Common Stock on the Nasdaq National Market on September 29, 1995), minus the exercise price.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide for a Board of Directors with nine members divided into two classes, Class I and Class II, with half of the directors in each class or as close an approximation to half as possible. Class I currently consists of four directors who are serving two-year terms expiring in 1997.* Class II currently consists of four directors who are serving two-year terms expiring on the date of this Annual Meeting, each of whom is standing for re-election. In each case, a director serves for the designated term and until his or her respective successor is elected and qualified.

     Four directors are to be elected at this Annual Meeting. The Board has nominated the four current members of the Board constituting Class II to be re-elected. Directors elected to Class II will serve two-year terms expiring in 1998. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board of Directors' four nominees below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that any nominee will be unable or will decline to serve as a director.

     The Board's nominees for re-election at this Annual Meeting as Class II directors are Peter O. Crisp, Bernard Goldstein, Delano E. Lewis and A. C. Markkula, Jr.

VOTE REQUIRED

     The four nominees for Class II directors receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RE-ELECTION OF PETER O. CRISP, BERNARD GOLDSTEIN, DELANO E. LEWIS AND A. C. MARKKULA, JR. TO CLASS II OF THE BOARD OF DIRECTORS OF THE COMPANY.

---------------

* See footnote on page 4 above.

                                 PROPOSAL NO. 2

             APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

     The Employee Stock Purchase Plan (the "Purchase Plan") provides employees (including officers) of the Company and its majority-owned subsidiaries with an opportunity to purchase through payroll deductions Common Stock of the Company at a purchase price which is 85% of the lower of the fair market value of the Common Stock at either the beginning or end of an offering period. In December 1995, the Board of Directors adopted an amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000, bringing the total number of shares reserved for issuance under the Purchase Plan to 11,500,000 shares. The proposed share increase will avoid an unanticipated shortfall in the number of shares available for the current offering period, which concludes on December 29, 1995, with shares to be delivered in late January 1996, and is expected to fund the Purchase Plan through fiscal year 1997. No shares will be issued under the Purchase Plan for any future offering period, including the current offering period, unless the shareholders approve amending the Purchase Plan to increase the authorized number of shares.

PROPOSED AMENDMENT

     At the Annual Meeting, the shareholders are being asked to approve the amendment to the Purchase Plan adopted by the Board of Directors in December 1995, increasing the number of shares of Common Stock authorized to be issued thereunder from a total of 10,000,000 shares to a total of 11,500,000 shares.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to approve the proposed amendment to the Purchase Plan.

RECOMMENDATION

     THE BOARD OF DIRECTORS OF APPLE HAS UNANIMOUSLY APPROVED THE INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE PURCHASE PLAN AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR SUCH INCREASE.

DESCRIPTION OF THE PURCHASE PLAN

     The following is a summary of the terms of the Purchase Plan. Copies of the Purchase Plan are available upon request to the Shareholder Relations Department of the Company.

     Purpose. The purpose of the Purchase Plan is to provide employees (including officers) of the Company and its majority-owned subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions.

     Administration. The Purchase Plan may be administered by the Board of Directors of the Company or by a committee appointed by the Board and is currently being administered by the Compensation Committee of the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the Compensation Committee, whose decisions are final, conclusive and binding upon all participants.

     Eligibility and Participation. Any employee (including an officer) who is employed for at least 20 hours per week and more than five months per calendar year by the Company or any of its majority-owned subsidiaries designated from time to time by the Board is eligible to participate in the Purchase Plan, provided that such employee is so employed on the date his or her participation in the plan is effective and subject to limitations imposed by Section 423(b) of the Internal Revenue Code and limitations on stock ownership described in the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office, prior to the commencement of the applicable offering period, a subscription agreement authorizing payroll deductions.

     Offering Dates. The Purchase Plan is generally implemented by one offering during each six-month period of the plan. Offering periods normally commence in January and July of each year. The Board has the power to alter the duration of the offering periods without shareholder approval.

     Purchase Price. The purchase price at which shares will be sold in an offering under the Purchase Plan is 85% of the lower of the fair market value of the Common Stock (i) on the date of commencement of the six-month offering period or (ii) on the last day of the offering period. The fair market value of the Common Stock on a given date is the mean of the reported bid and asked prices for that date or, if the Common Stock is listed on an exchange or quoted on the Nasdaq National Market, the closing or last sale price on such exchange or quotation system for that date.

     Payroll Deductions. The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over the offering period. The rate of deductions may not exceed 10% of a participant's compensation, and the aggregate of all payroll deductions during the offering period may not exceed 10% of the participant's aggregate compensation for the offering period. A participant may discontinue his or her participation in the Purchase Plan or may decrease, but not increase, the rate of payroll deductions at any time during the offering period by filing with the Company a new authorization for payroll deductions.

     All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and are deposited with the general funds of the Company to be used for any corporate purpose. The amount by which an employee's payroll deductions exceeds the amount required to purchase the shares subject to option will be refunded to the employee with no interest thereon. Amounts attributable to fractional share interests are rolled over into the next offering period.

     Grant and Exercise of Option. At the beginning of an offering period, each participant is granted an option to purchase up to that number of shares equal to the participant's accumulated payroll deductions for the offering period divided by 85% of the lower of the fair market value of a share of the Company's Common Stock at the beginning of the offering period or the end of the offering period; provided, that the number of shares subject to option shall not exceed 200% of the number of shares determined by dividing 10% of the participant's semi-annual compensation as of the beginning of the offering period by 85% of the fair market value of the Common Stock as of the beginning of such period. The maximum number of full shares subject to option which are purchasable with the accumulated payroll deductions in the employee's account will be purchased for such employee at the applicable purchase price.

     Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Purchase Plan if immediately after the grant of the option the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent or any of its majority-owned subsidiaries (including stock which may be purchased through subscriptions under the Purchase Plan or pursuant to any outstanding options), nor is any employee entitled to buy more than $25,000 worth of stock (determined based on the fair market value of the shares at the time the option is granted) under all employee stock purchase plans of the Company or its parent or any subsidiary in any calendar year.

     Restrictions on Transfer of Shares by Section 16 Officers. Persons who are officers of the Company within the meaning of the rules promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended, (collectively, the "Section 16 Persons") are subject to certain additional restrictions imposed by the Purchase Plan. Section 16 Persons purchasing shares pursuant to the Purchase Plan in any offering period may not directly or indirectly sell such shares or any beneficial interest in such shares for a period of six months following the end of such offering period where such sale would constitute a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

     Withdrawal. A participant in the Purchase Plan may terminate his or her interest in a given offering in whole, but not in part, by giving written notice to the Company of his or her election to withdraw at any time prior to the end of the applicable six-month offering period. Such withdrawal automatically terminates the participant's interest in that offering, but, except in the case of Section 16 Persons, does not have any effect upon such participant's eligibility to participate in subsequent offerings under the Purchase Plan. Any Section

16 Person who terminates his or her participation in an offering period is ineligible to participate in any offering that commences less than six months after his or her election to terminate.

     Termination of Employment. Termination of a participant's employment for any reason, including retirement or death, or the failure of a participant to remain in the continuous employ of the Company for at least 20 hours per week during the applicable offering period, cancels his or her participation in the Purchase Plan immediately.

     Capital Changes. In the event any change is made in the Company's capitalization during an offering period, such as a stock split or stock dividend on Common Stock, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment will be made in the purchase price and in the number of shares subject to purchase under the Purchase Plan, as well as in the number of shares reserved for issuance under the Purchase Plan. The Board may also make provision for adjusting the number of shares subject to purchase under the Purchase Plan in the event of a merger, reorganization, rights offering or other similar increase or decrease in the number of shares of Common Stock outstanding.

     Nonassignability. No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned, transferred or otherwise disposed of in any way for any reason, other than death. Any attempt to do so may be treated by the Company as an election to withdraw from the Purchase Plan.

     Amendment and Termination of the Plan. The Board of Directors of the Company may at any time amend or terminate the Purchase Plan, except that termination of the plan shall not affect options previously granted thereunder nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. Approval of the shareholders of the Company is required for amendments to the Purchase Plan only to the extent that shareholder approval is required or desirable to comply with either (A) Rule 16b-3, promulgated under the 1934 Act ("Rule 16b-3"), as in effect at the time of the proposed amendment to the Purchase Plan, or (B) the applicable Code sections and rules and regulations thereunder governing employee stock purchase plans, as in effect at the time of the proposed amendment.

     Tax Information. The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under the provisions of Sections 421 and 423 of the Code. Under these provisions, participants will not recognize income for federal income tax purposes either upon enrollment in the Purchase Plan or upon any purchase of stock thereunder. All tax consequences are deferred until a participant sells the stock acquired under the Purchase Plan, disposes of such stock by gift or dies.

     Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the date of option grant and more than one year after exercise of the option, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the option price, or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be taxed as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the participant will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the fair market value of the shares on the exercise date over the option price, and any further gain or loss will be long-term or short-term capital gain or loss, depending on the holding period.

     The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding periods described above.

     The foregoing does not purport to be a complete summary of the effect of federal income taxation of Purchase Plan transactions upon participants and Apple. It also does not discuss the tax consequences of a participant's death or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside.

                                 PROPOSAL NO. 3

                APPROVAL OF AMENDMENT TO 1990 STOCK OPTION PLAN

     In December 1995, the Board of Directors adopted an amendment to the 1990 Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 4,200,000. As of November 30, 1995 and without giving effect to this proposed increase in shares, a total of 47,000,000 shares had been reserved for issuance under the 1990 Plan (including shares issued under the 1981 Stock Option Plan, to which the 1990 Plan is a successor) and a total of approximately 1,200,000 shares remained available for future grant under the 1990 Plan. Included in the proposed additional 4,200,000 shares will be all shares available for future grant under the ELTSOP, pursuant to the Board's December 1995 determination to terminate the ELTSOP and to transfer the remaining shares therein not subject to outstanding grants to the 1990 Plan, subject to shareholder approval of the proposed amendment of the 1990 Plan. As of November 30, 1995, there were approximately 1,600,000 shares in the ELTSOP that were available for future grant. That number is subject to increase or decrease, depending upon whether any options expire unexercised, or any ELTSOP grants are made, between December 1, 1995 and January 23, 1996, the date of the Annual Meeting. However, any such increase or decrease will not affect the total number of shares to be reserved for issuance under the 1990 Plan pursuant to this Proposal.

PROPOSED AMENDMENT

     At the Annual Meeting, the shareholders are being asked to approve the increase in the number of shares of Common Stock reserved for issuance under the 1990 Plan by 4,200,000 shares.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required to approve the proposed amendment to the 1990 Plan.

RECOMMENDATION

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT TO THE 1990 PLAN AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR SUCH AMENDMENT.

DESCRIPTION OF THE 1990 STOCK OPTION PLAN

     The essential features of the 1990 Plan, as proposed to be amended, and the administration of the plan, are outlined below. Copies of the 1990 Plan are available upon request to the Shareholder Relations Department of the Company.

     General. The 1990 Plan authorizes the grant of either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options. See "Tax Information" below for information concerning the tax treatment of incentive stock options and nonstatutory options. All options currently outstanding under the 1990 Plan are nonstatutory options. In addition, the 1990 Plan authorizes the grant of Stock Appreciation Rights ("SARs") in connection with new options or outstanding options, or independently of options.

     Purpose. The purpose of the 1990 Plan is to advance the interests of Apple and its shareholders and to promote the success of Apple's business by attracting and retaining high quality personnel for positions of substantial responsibility and providing additional incentive to key employees of Apple, its subsidiaries and its affiliated companies.

     Administration. The 1990 Plan is administered by the Board or by a committee or committees designated by the Board to administer the plan (the "Administrator"). The Board may establish different committees to handle different administrative duties under the plan. The Administrator with respect to directors and Section 16 officers must be constituted in such a manner as to permit the plan and transactions thereunder to comply with Rule 16b-3 as it applies to a plan intended to qualify thereunder as a discretionary grant or award plan. The 1990 Plan is currently being administered by the Compensation Committee, which is constituted in such a manner as to comply with Rule 16b-3.

     Eligibility. The 1990 Plan provides that options and SARs may be granted thereunder to employees (any of whom may also be officers or members of the Board) of Apple and its subsidiaries and affiliated companies with respect to which Apple owns at least 20% of the total voting power. The Plan authorizes the Administrator to select the employees to whom options or SARs will be awarded and determines the number of shares to be subject to each option or SAR. In making such determination, the Administrator considers the duties and responsibilities of the employee, the value of the employee's services, his or her present and potential contributions to the success of Apple and other relevant factors are considered.

     Terms and Conditions of Options. The terms and conditions of options granted under the 1990 Plan, including the time at which options become exercisable and the exercise price, are determined by the Administrator. Each option is evidenced by a stock option agreement between Apple and the employee granted such option. The exercise price of the shares purchased upon exercise of any option may be paid in such form of consideration as the Administrator determines, and may vary for each option. The exercise price of an option is determined by the Administrator and may not be less than 100% of the fair market value of the Common Stock at the time the option is granted.

     If (i) the optionee's employment terminates for any reason other than death or (ii) unless the Administrator otherwise approves, in the case of options granted to employees of a subsidiary or an affiliated company, such subsidiary or affiliated company ceases to be at least 20% owned by Apple, then options may be exercised no later than 90 days after such termination and may be exercised only to the extent the option was exercisable on the termination date. Special provisions apply in the case of death of the optionee.

     All options granted under the 1990 Plan expire ten years from the date of grant, unless a shorter term is provided in the option agreement. An option is non-transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and is exercisable during the optionee's lifetime only by such optionee or permitted transferee or, in the event of death, by the optionee's estate or by a person who acquires the right to exercise the option by bequest or inheritance.

     Stock Appreciation Rights. The Administrator is authorized to grant SARs in connection with all or any part of an option granted under the 1990 Plan, either concurrently with the grant of the option or at any time thereafter, and to grant SARs independently of options. SARs granted under the 1990 Plan are subject to the following terms and conditions:

     An SAR granted in connection with an option is exercisable only when and to the extent that the underlying option is exercisable, and expires no later than the date on which the underlying option expires. Independent SARs are exercisable in whole or in part at such times as the Administrator specifies in the SAR grant or agreement. An SAR is non-transferable by the holder thereof other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and is exercisable during the holder's lifetime only by such holder or permitted transferee or, in the event of death, by the holder's estate or by a person who acquires the right to exercise the SAR by bequest or inheritance.

     The Company's obligations arising upon the exercise of an SAR may be paid in cash or Common Stock, or any combination of the same, as the Administrator may determine. Shares issued upon the exercise of an SAR are valued at their fair market value as of the date of exercise. The Administrator may, in its discretion, impose a limit on the amount to be paid upon exercise of an SAR. When an SAR is exercised, the aggregate number of shares of Common Stock available for issuance under the 1990 Plan will be reduced by the number of underlying shares of Common Stock as to which the SAR is exercised.

     Adjustments Upon Changes in Capitalization. If any change, such as a stock split or dividend, is made in Apple's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, an appropriate adjustment will be made in the exercise price of, and the number of shares subject to, all outstanding options and SARs, and an appropriate adjustment will be made in the total number of shares reserved for issuance under the 1990 Plan.

     In the event of a proposed dissolution or liquidation of Apple, each option and SAR outstanding under the 1990 Plan will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any option or SAR shall terminate as of a date fixed by the Administrator and give each optionee and SAR holder the right to exercise his or her option or SAR as to all or any part of the shares relating thereto, including shares as to which the option or SAR would not otherwise be vested and exercisable.

     Change in Control of the Company. In the event of a "change in control" of Apple (as defined below), all options and SARs outstanding under the 1990 Plan as of the date on which such change in control occurs will, unless otherwise determined by the Administrator, become fully exercisable and the value of all outstanding options and SARs will, unless otherwise determined by the Administrator, be cashed out. The cash-out price will be the difference between the exercise price and the defined "change in control price".

     A "change in control" is defined as (i) the acquisition by any person of 50% or more of the combined voting power of Apple's outstanding securities, or
(ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all the assets of Apple or the merger of Apple with or into another corporation. The "change in control price" is determined by the Administrator and may be either (x) the highest closing price of Apple Common Stock as reported in the public market during the 60-calendar-day period immediately preceding the date of determination of the change in control price or (y) the highest price paid or offered (as determined by the Administrator) in any bona fide transaction or offer related to the change in control of the Company during the 60-calendar-day period preceding the date of determination of the change in control price.

     In the event of a sale of all or substantially all the assets of Apple or the merger of Apple with or into another corporation, in a transaction in which options and SARs outstanding under the 1990 Plan are not accelerated and cashed out as provided above, each outstanding option and SAR will be assumed or an equivalent option or SAR will be substituted by the successor corporation in the transaction or by a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the optionee or SAR holder shall have the right to exercise the option or SAR as to all of the shares subject thereto, including shares as to which the option or SAR would not otherwise be exercisable. If the Administrator makes an option or SAR fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, then the Company shall notify the optionee or SAR holder that the option or SAR will be fully exercisable for a period of 30 days from the date of such notice, and the option or SAR will terminate upon the expiration of such period.

     Interpretation, Amendment and Termination of the Plan. The Administrator has the authority to interpret and construe the provisions of the 1990 Plan, and to conclusively resolve any issues arising thereunder. The Board may amend or terminate the 1990 Plan at any time without shareholder approval; provided, however, that approval of the optionee is required if the amendment or termination would impair the rights of such optionee under any option previously granted to him or her. In addition, to the extent shareholder approval is required or desirable to comply with (i) Rule 16b-3, (ii) the applicable Code sections and rules and regulations thereunder governing incentive stock options, or (iii) any other applicable law or regulation, all as in effect at the time of the proposed amendment, Apple shall obtain shareholder approval of any amendment in such a manner and to such a degree as is required.

TAX INFORMATION

     Incentive stock options under the 1990 Plan are afforded favorable federal income tax treatment under the Code. If an option is treated as an incentive stock option, the optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an optionee's sale of the shares (assuming that the sale occurs at least two years after grant of the option and at least one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. If the optionee disposes of the shares prior to the expiration of the above holding periods, then the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain or loss recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.

     All other options granted under the 1990 Plan are nonstatutory stock options and will not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the nonstatutory stock option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of each share over its exercise price. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will generally qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

     An employee will not recognize any taxable income at the time he or she is granted an SAR. Upon exercise of an SAR, the amount received by the employee will be taxable to the employee as ordinary income.

     The ordinary income recognized in accordance with the foregoing by an optionee or a holder of an SAR who is also an employee of the Company will be treated as wages for tax purposes and will be subject to tax withholding by the Company out of the current compensation paid to such person, if any. If such current compensation is insufficient to pay the withholding tax, such person will be required to make direct payment to the Company for the tax liability. Any required withholding in connection with the exercise of a nonstatutory stock option or an SAR may, with the consent of the Administrator, be satisfied by an optionee or holder of an SAR, in whole or in part, by surrendering to the Company shares of Common Stock held by such person (which may consist of shares issued upon exercise of the option or SAR). For such purpose, the surrendered shares are valued at their fair market value at the time of surrender.

     Subject to certain limits on the deductibility of employee remuneration under Section 162(m) of the Code, the Company will generally be entitled to a tax deduction in the amount that an optionee or holder of an SAR recognizes as ordinary income with respect to an option or SAR.

     Different rules for measuring ordinary income may apply if the optionee is subject to Section 16 of the 1934 Act.

     The foregoing does not purport to be a complete summary of the federal income tax considerations that may be relevant to holders of options and SARs or to the Company. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which an optionee or holder of an SAR may reside, nor does it reflect the tax consequences of an optionee's or an SAR holder's death.

PARTICIPATION IN THE 1990 STOCK OPTION PLAN

     The following table sets forth grants of stock options made under the 1990 Plan and the ELTSOP during fiscal year 1995 to (i) each of the Named Officers;
(ii) all current executive officers as a group; and (iii) all employees, including all current officers who are not executive officers, as a group. Non-employee members of the Board of Directors are not eligible to participate in the 1990 Plan. Grants under the 1990 Plan are made at the discretion of the Administrator. Accordingly, future grants under the 1990 Plan are not yet determinable.

                                 PLAN BENEFITS

                             1990 STOCK OPTION PLAN

                                                                      NUMBER          WEIGHTED
                                                                     OF SHARES         AVERAGE
                                                                      SUBJECT         EXERCISE
                                                                    TO OPTIONS        PRICE PER
                        NAME AND POSITION                           GRANTED(#)       SHARE($/SH)
------------------------------------------------------------------  -----------     -------------
Michael H. Spindler...............................................     100,000         $ 43.13
  President and
  Chief Executive Officer
Ian Diery.........................................................      60,000         $ 42.25
  Executive Vice President and
  General Manager, Personal
  Computer Division*
James J. Buckley..................................................     225,000         $ 38.48
  Senior Vice President and
  President, Apple Americas
Joseph A. Graziano................................................           0              --
  Executive Vice President and
  Chief Financial Officer**
G. Frederick Forsyth..............................................      65,000         $ 39.07
  Senior Vice President,
  Worldwide Operations
Daniel L. Eilers..................................................     260,000         $ 34.51
  Senior Vice President,
  Worldwide Marketing & Customer Solutions***
Current Executive Officers........................................     706,000         $ 39.48
Non-Executive Officer Employee Group..............................   3,213,337         $ 39.48

---------------
  * Resigned as an executive officer effective April 19, 1995.

 ** Resigned as an executive officer effective October 31, 1995.

*** Resigned as an executive officer effective December 1, 1995.

                                 PROPOSAL NO. 4

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit Apple's consolidated financial statements for the fiscal year ending September 27, 1996. At the Annual Meeting, the shareholders are being asked to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1996. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP or its predecessor has audited Apple's consolidated financial statements since the fiscal period ended September 30, 1977. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     Apple knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                             SHAREHOLDER PROPOSALS

     Shareholders of Apple who intend to present proposals at Apple's next Annual Meeting of Shareholders must send such proposals to Apple for receipt no later than August 21, 1996 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                                  THE BOARD OF DIRECTORS

Dated: December 19, 1995

                       (LOGO) APPLE COMPUTER, INC.

(LOGO) printed on recycled paper

                              APPLE COMPUTER, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 23, 1996
P
R         The undersigned shareholder of Apple Computer, Inc., a California
O    corporation, hereby acknowledges receipt of the Notice of Annual Meeting of
X    Shareholders and Proxy Statement with respect to the Annual Meeting of
Y Shareholders of Apple Computer, Inc. to be held at the Company's facilities at 4 Infinite Loop, Cupertino, California 95014 on Tuesday, January 23, 1996 at 10:00 a.m. and hereby appoints Michael H. Spindler and Edward B. Stead, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Computer, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

          THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

                                                                    -----------
                                                                    SEE REVERSE
         (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)           SIDE
                                                                    -----------

    PLEASE MARK
/X/ VOTES AS IN
    THIS EXAMPLE.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

1.   Election of four (4) Class II Directors.

NOMINEES:  Peter O. Crisp, Bernard Goldstein, Delano E. Lewis and
           A.C. Markkula, Jr.

                               FOR              WITHHELD
                               ALL              FROM ALL
                            NOMINEES            NOMINEES
                               / /                / /

                                                            MARK HERE
                                                            FOR ADDRESS  / /
                                                            CHANGE AND
/ / ____________________________________________________    NOTE BELOW
           For all nominees except as noted above

2. Approval of an amendment to the Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

                    FOR             AGAINST             ABSTAIN
                    / /               / /                 / /

3. Approval of an amendment to the 1990 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 4,200,000 shares.

                    FOR             AGAINST             ABSTAIN
                    / /               / /                 / /

4. Ratification of appointment of Ernst & Young LLP as independent auditors for the 1995 fiscal year.

                    FOR             AGAINST             ABSTAIN
                    / /               / /                 / /

This proxy should be signed by the shareholder(s) exactly as his or her name(s) appear(s) hereon, dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.


Signature: ____________________________________________  Date _________________

Signature: ____________________________________________  Date _________________